Exhibit 99.1
FOR IMMEDIATE RELEASE
DELTA PETROLEUM ANNOUNCES EXECUTIVE LEADERSHIP CHANGES
Roger Parker to Step Down As Chairman and CEO
Tracinda Executive Daniel Taylor Elected Chairman; Search for New CEO to be Initiated
Immediately
DENVER, Colorado (May 27, 2009)— Delta Petroleum Corporation (NASDAQ: DPTR), an independent energy exploration and development company, today announced that Chairman and CEO Roger Parker has informed the Board of Directors that he is resigning from the Company.
“I am very proud of my 22 years at Delta,” said Roger Parker. “I believe Delta is well positioned for the future and that this is the appropriate time for me to pursue new business interests. I am resigning my positions with Delta today and leave with great fondness for the Company and its employees, but will remain involved as a consultant for six months to assist in a smooth transition and to provide continuity.”
The Board has formed a committee of independent directors tasked with searching for a new Chief Executive Officer. John Wallace will continue in his role as President and will function as the senior executive officer of the Company until a new CEO is identified by the Board.
Daniel Taylor, a Delta Petroleum Board member since February 2008 and a Tracinda Corporation executive, was elected Chairman of the Board. Tracinda currently owns approximately 34% of Delta’s shares and is the largest shareholder of the Company. “I look forward to working as Chairman with Delta Petroleum’s experienced management team as it works to capitalize on the significant untapped value inherent in its asset base and significant acreage positions,” said Mr. Taylor.
Mr. Taylor stated, “On behalf of the Board of Directors, I wish Roger well in his future endeavors. Roger is a skilled oil and gas executive and his contributions to Delta Petroleum’s growth have been considerable.”
In addition to being a Director of Delta, Mr. Taylor has also served as a Director of MGM Mirage since March 2007. Previously, Mr. Taylor was the President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.
About Delta Petroleum Corporation

Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Gulf Coast and Rocky Mountain regions, which comprise the majority of its proved reserves, production and long-term growth prospects. The Company has a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in its Rocky Mountain development projects. Its common stock is traded on the NASDAQ Global Market under the symbol “DPTR.”
Contacts:
For Delta Petroleum:
For further information contact the Company at (303) 293-9133 or via email at
info@deltapetro.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at
info@rjfalkner.com
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